Exhibit 3.1

EXECUTION VERSION

SLIDEBELTS INC.

BUY-SELL AGREEMENT

THIS BUY-SELL AGREEMENT (this “Agreement”) is made and entered as of this 1st day of July, 2014 (the “Effective Date”), by and among Brig Taylor and Michelle Taylor (the “Insider Shareholders”) and Chris Gordon (with the Insider Shareholders, each, a “Shareholder”, and collectively the “Shareholders”) and Slidebelts Inc., a California corporation (the “Company”), with respect to shares of the Company’s capital stock now or hereafter issued and outstanding that are held by any Shareholder.

RECITAL

A.	The Shareholders desire to protect the Company and Shareholders and to provide for the continuity of the Company’s business in the event of the occurrence of certain events discussed in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1 - COMPANY CAPITALIZATION; VALUATION

1.1       Company Capitalization. As of the date of this Agreement, the Shareholders own common stock of the Company (“Common Stock”) in the following amounts:

Shareholder	Shares

Brig Taylor	12,500

Michelle Taylor	27,500

Chris Gordon	10,000

1.2       Valuation. The Board of Directors of the Company (the “Board”) shall, from time to time, establish in good faith a valuation of the Company based on what the Company would be worth to a neutral third-party acquiring all the assets, liabilities, rights and obligations of the Company using comparable company data (to the nearest extent possible) or a third-party independent appraisal or such other means as the Board deems reasonable in good faith (the “Valuation”). Such Valuation shall be used to calculate the purchase price for Common Stock in certain instances as provided herein. The initial Valuation is set forth on Exhibit A, and the Company shall cause the Board to revisit and establish a current Valuation in good faith annually in connection with the annual meeting of the Board. Any such revised Valuation shall be added to this Agreement as Exhibit A without further action on the part of any party hereto, and the Company shall cause to be delivered to each Shareholder a copy of such updated Exhibit A. Notwithstanding the provisions of this Section 1.2, failure of the Board to establish an updated Valuation in any given year shall not invalidate the then-current Valuation.

Any reference herein to the “pro rata” share of the Valuation shall mean, with respect to the applicable shares of Common Stock being valued, the result of multiplying the Valuation by fraction, the numerator of which shall be the number of shares of Common Stock being valued, and the denominator shall be the total number of shares of common stock of the Company (held by Shareholders or any other party, if any) outstanding (on a fully-diluted basis assuming exercise of any outstanding options, warrants, or similar instruments) immediately prior to the contemplated purchase.

1.3       Valuation Dispute. In the event that a Withdrawing Shareholder (as defined in Section 3.3) or such Withdrawing Shareholder’s estate or other legal representative (the “Disputing Party”) determines that the true fair market value of the Company (the “Fair Market Value”) is at least twenty percent (20%) more than the then-current Valuation, then such Disputing Party may give notice in writing thereof to the Company along with a calculation of such Fair Market Value (the “Dispute Notice”), as soon as possible but in any event prior to the effective Withdrawal Date (as defined in Section 3.2).

The Company, the Remaining Shareholders and the Disputing Party shall work in good faith to for a period of thirty (30) days following delivery of the Dispute Notice to try and agree on a new Valuation. If such agreement cannot be reached, then the Disputing Party may, no later than forty-five (45) days after the Dispute Notice, demand binding arbitration to determine the Fair Market Value with a final decision to be rendered no later than sixty (60) days following the demand for arbitration.

If the arbitrator determines that the Fair Market Value is in excess of the Valuation by at least twenty percent (20%), then such Fair Market Value shall be the new Valuation and the Company shall bear the costs of arbitration and the reasonable costs of the Disputing Party’s counsel and experts in such arbitration. If the arbitrator determines that the Fair Market Value does not exceed the Valuation by at least twenty percent (20%), then the Valuation shall remain as the Valuation and the Disputing Party shall bear the costs of arbitration and the Company’s and Remaining Shareholders’ reasonable costs of counsel and experts in such arbitration, which may be deducted from any payments to such Disputing Party.

During the dispute process set forth in this Section 1.3, all other dates and timelines shall be suspended temporarily until final resolution of the Valuation dispute is reached as provided herein.

1.4       Promissory Note Option. Payment for certain purchases and sales of Common Stock pursuant to this Agreement may be made by delivery of a promissory note with a principal amount equal to the applicable purchase price (or balance thereof) bearing interest at a rate equal to the then-effective prime rate, federal funds, as reported by the Wall Street Journal at the time such promissory note is issued, with equal monthly amortized payments up to a maximum of sixty (60) months, unless a greater number of months is specifically permitted elsewhere herein with respect to a specific type of Trigger Event. Such option may be referred to herein as the “Promissory Note Option”.

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Section 2 - Transfer Restrictions; RIGHT OF FIRST REFUSAL.

2.1       Transfer Restrictions. None of the shares presently owned or subsequently acquired by the Shareholders shall be sold, pledged, encumbered, transferred, or disposed of in any way, whether voluntarily, involuntarily, or by operation of law (a “Transfer”), except under the terms of this Agreement. Each Shareholder shall have the right to vote such Shareholder’s shares and receive the distributions paid on them until the shares are sold or Transferred as provided in this Agreement. The legend stated in Section 2.5 shall have the same legal effect even if it is not placed on the share certificates in compliance with this Section 2.1.

2.2       Permitted Transfers. Notwithstanding the provisions of Section 2.1, a Shareholder may Transfer all or a portion of the Common Stock held by such Shareholder (each a “Permitted Transfer”):

(a)       upon unanimous prior written permission of all other Shareholders, who may require, in their discretion, that the proposed transferee agree in writing to bound by the terms hereof as a “Shareholder”; or

(b)       (i) to a revocable trust for the benefit of (A) such Shareholder or (B) such Shareholder’s spouse or lineal descendents, provided the Shareholder and/or the Shareholder’s spouse is/are the trustee(s) of such trust empowered to vote or otherwise deal with the Company Shares in any manner and prior written notice (together with a copy of the trust agreement) is given the Company within thirty (30) days thereafter, or (ii) if such Common Stock is held by a trust, to the Shareholder who originally held such Common Stock. In such case, the transferee or other recipient shall receive and hold such shares so Transferred subject to the provisions of this Agreement (under the same terms as the transferor) and shall, if requested by the Company or any other Shareholder, execute an agreement acknowledging that such transferee or other recipient is so bound hereby, and there shall be no further Transfer of such shares except in accordance with the terms of this Agreement.

2.3       Right of First Refusal. Other than a Permitted Transfer, a Shareholder may not sell, assign or Transfer in any way any Common Stock or interest therein without complying with the terms hereof, and any such purported Transfer is null and void.

(a)       Without limiting in any way the other restrictions on Transfer set forth herein, before effecting any Transfer, first the Company then the other non-Transferring Insider Shareholders shall have the right but not the obligation to purchase the Common Stock that is the subject of the proposed Transfer (the “Offered Common Stock”). Subject to Section 2.4, the price to be paid by the Company or the non-Transferring Insider Shareholders, as the case may be, shall be the same terms as such proposed Transfer of Offered Common Stock (with the cash equivalent for proposed Transfer for non-cash consideration). The Transferring Shareholder shall give the Company and non-Transferring Insider Shareholders notice of such proposed Transfer and the material terms thereof.

(b)       The Company shall have (30) days after the date such notice is received by the Company (the “Company Option Period”) to purchase all or a portion of the Offered Common Stock upon approval of such purchase by the Board in compliance with applicable law.

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(c)       The Company shall, immediately upon expiration of the Company Option Period, give notice to the non-Transferring Insider Shareholders if the Company has not purchased all the Offered Common Stock, and the non-Transferring Insider Shareholders shall have the right to purchase the remaining Offered Common Stock on the same terms as such proposed Transfer of Offered Common Stock (with the cash equivalent for proposed Transfer for non-cash consideration). If a non-Transferring Insider Shareholder elects to purchase any Offered Common Stock (a “Participating Shareholder”), such Participating Shareholder shall have the right to purchase such Offered Common Stock on a pro rata basis based on such Participating Shareholder’s then-current ownership percentage in the Company (disregarding for this purpose all Common Stock held by the Transferring Shareholder or any non-Insider Shareholder) by delivery of notice of such election to the Company. If any non-Transferring Insider Shareholder rejects the offer to purchase Offered Common Stock, such non-Transferring Insider Shareholder’s pro rata share shall be offered to the Participating Shareholders on a pro rata basis based on the Common Stock owned by such Participating Shareholders, which process shall be repeated until the Participating Shareholders have accepted the offer to purchase all of the Offered Common Stock or all Participating Shareholders have declined the offer to purchase additional Offered Common Stock. The Participating Shareholders shall purchase their portion of the Offered Common Stock no later than sixty (60) days following the final allocation of the Offered Common Stock to the Participating Shareholders.

(d)       Any Offered Common Stock not purchased by the Company or Participating Shareholders may be sold by the Transferring Shareholder on the terms of such proposed Transfer within sixty (60) days following the final allocation of the Offered Common Stock to the Company and, if applicable, the Participating Shareholders. If such Transfer does not occur within such sixty (60) day period, or the terms of the proposed Transfer are different than those presented to the Company and, if applicable, Participating Shareholders, the Shareholder proposing to Transfer Common Stock must comply with the provisions of this Section 2.3 anew with respect to such proposed Transfer.

2.4       Promissory Note Option. The purchase price for all or a portion of the shares of Offered Common Stock of a Shareholder may be paid by the Company or a Participating Shareholder, as the case may be and in such purchaser’s sole discretion, using the Promissory Note Option.

2.5       Legends. Each share certificate for shares held by any Shareholder, whether presently owned or subsequently issued, shall have conspicuously endorsed on its face or reverse side the following words:

“Sale, transfer, hypothecation, encumbrances, or disposition of the shares represented by this certificate is restricted by the provisions of the Buy Sell Agreement among the Shareholders and thE CORporation. All provisions of the Buy Sell Agreement are incorporated by reference in this certificate. A copy of the Buy Sell Agreement may be inspected at the principal office of the corporation.”

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2.6       Obligations of Transferees. Unless this Agreement expressly provides otherwise, each transferee or any subsequent transferee of Common Stock in the Company, or any interest in such Common Stock, shall hold the Common Stock or interest in the Common Stock subject to all provisions of this Agreement and shall make no further Transfers except as provided in this Agreement. Any Transfer of Common Stock shall not be entered on the books of the Company until an amended copy of this Agreement has been executed by the prospective transferee. Failure or refusal to sign such an amended copy of this Agreement shall not relieve any transferee from any obligations under this Agreement.

Section 3 - Trigger Events; Withdrawal Date; WiTHDRAWING SHAREHOLDER

3.1       Trigger Events. The Shareholders agree that the occurrence of certain events (each, a “Trigger Event”) will allow for the purchase and sale of Common Stock owned by a Shareholder or such Shareholder’s estate to the Company and/or the remaining Insider Shareholders (the “Remaining Shareholders”). The Trigger Events are listed below and are defined in the paragraphs referred to below:

(a)       Voluntary Withdrawal of Shareholder - Section 4;

(b)       Death of a Shareholder – Section 5;

(c)       Disability of a Shareholder – Section 6;

(d)       Divorce of a Shareholder – Section 7;

(e)       Termination of a Shareholder for Cause – Section 8; and

(f)       Financial Distress of Shareholder – Section 9.

3.2       Withdrawal Date. The date on which the purchase of the Common Stock subject to any Trigger Event is actually and finally consummated shall be referred to as the “Withdrawal Date”. For clarity, Common Stock purchases made pursuant to this Agreement shall be deemed “consummated” on the date that all appropriate documents are executed and effective. The Withdrawal Date is not the date on which the final payment is made pursuant to any related promissory note.

3.3       Definition of Withdrawing Shareholder. As used herein, the term “Withdrawing Shareholder” generally describes any Shareholder subject to a Trigger Event and includes as appropriate to give logical effect to the provisions hereof the terms “Deceased Shareholder”, “Disabled Shareholder”, “Divorced Shareholder”, “Financially Distressed Shareholder”, and “Terminated Shareholder” (each as defined below) or any successor-in-interest thereto referenced in subsequent Sections of this Agreement.

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Section 4 - Voluntary Withdrawal of Shareholder.

4.1       Notice. If either of Insider Shareholders, in such Shareholder’s sole discretion, voluntarily ceases to be actively engaged in the business of the Company (a “Voluntary Withdrawal”), such Withdrawing Shareholder must give no less than ninety (90) days’ prior written notice to the Company and the other Insider Shareholder of such Withdrawing Shareholder’s intent to withdraw from the Company.

4.2       Purchase of Voluntarily Withdrawing Shareholder’s Shares. In connection with a Voluntary Withdrawal of an Insider Shareholder, the Company first, then the remaining Insider Shareholder, shall have the right but not the obligation to purchase all or a portion of the Common Stock owned by such Withdrawing Shareholder.

4.3       Purchase Price. The price for the Common Stock of a Withdrawing Shareholder pursuant to this Section 4 shall be equal to the price based on such shares’ pro rata portion of the then-effective Valuation.

4.4       Procedure. In connection with a Voluntary Withdrawal, the procedure of offering such Withdrawing Shareholder’s shares to the Company and, if applicable the remaining Insider Shareholder, shall be the same as that set forth in Sections 2.3 (b) and (c) except that:

(a)       the later of (i) the effective date of such Voluntary Withdrawal, and (ii) the date ninety (90) days after notice is given pursuant to Section 4.1 of such Voluntary Withdrawal, shall commence the Company Option Period;

(b)       references to “Offered Common Stock” in Section 2.3 shall mean the Common Stock of the Withdrawing Shareholder when applied to this Section 4.4; and

(c)       references to “non-Transferring Shareholders” in Section 2.3 shall mean the remaining Insider Shareholder when applied to this Section 4.4.

4.5       Promissory Note Option. The purchase price for all or a portion of the shares of a Withdrawing Shareholder in connection with a Voluntary Withdrawal of a Shareholder may be paid by the Company or a Remaining Shareholder, as the case may be and in such purchaser’s sole discretion, using the Promissory Note Option.

Section 5 - Death of Shareholder.

5.1       Life Insurance. At a time determined by the Board, the Company may purchase life insurance policies on any or all Shareholders from a reputable insurance company. Upon issuance, copies of any such life insurance policies may be collectively scheduled and attached hereto as Schedule 5.1 without further action on the part of any party hereto. The proceeds of these policies, if any, shall be used by the Company to purchase of the Common Stock of a Deceased Shareholder (as defined below) as provided in Section 5.3.

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5.2       Purchase Price. The purchase price for a purchase of Common Stock of a deceased Shareholder (the “Deceased Shareholder”) shall be based on the pro rata share of the Valuation represented by such Deceased Shareholder’s Common Stock.

5.3       Purchase With Life Insurance Proceeds. If there is a life insurance policy as described in Section 5.1 covering a Deceased Shareholder, then, within the period commencing with the death of such Deceased Shareholder and ending ninety (90) days after the later of such death or the qualification of such Shareholder’s executor or administrator, the Deceased Shareholder’s estate shall sell, and the Company shall purchase from the Deceased Shareholder’s estate, as much of the Deceased Shareholder’s Common Stock as may be purchased with such life insurance proceeds. If the life insurance policy proceeds exceed the purchase price to be paid to the Deceased Shareholder’s estate, the Deceased Shareholder’s estate shall have no claim to such excess proceeds, and the Company shall retain such excess proceeds. If the life insurance policy proceeds are less than the purchase price to be paid to the Deceased Shareholder’s estate, then any deficiency shall be paid to the Deceased Shareholder’s heirs in accordance with Sections 5.4 and 5.5. The Company shall pay the Deceased Shareholder’s estate the appropriate amount of the life insurance proceeds no later than thirty (30) days after receipt by the Company of such proceeds.

5.4       No Life Insurance or Life Insurance Deficiency. If there are no life insurance proceeds or the life insurance proceeds are less than the purchase price to be paid to the Deceased Shareholder’s estate for the Deceased Shareholder’s Common Stock, then:

(a)       Purchase Right of Company and Remaining Shareholders; Procedure. , The Company or the Remaining Shareholders, as the case may be, shall have the right to purchase from the Deceased Shareholder’s estate, all or a portion of the Deceased Shareholder’s Common Stock. In connection with exercise of the purchase right of the Company and Remaining Shareholders pursuant to this Section 5.4(a), the procedure shall be the same as that set forth in Sections 2.3(b) and (c), except that:

(i)       the date that is ninety (90) days after the later of the death of the Deceased Shareholder or the qualification of such Deceased Shareholder’s executor or administrator shall commence the Company Option Period;

(ii)       references to “Offered Common Stock” in Section 2.3 shall mean the Common Stock of the Deceased Shareholder when applied to this Section 5.4; and

(iii)       references to “non-Transferring Shareholders” in Section 2.3 shall mean the Remaining Shareholders when applied to this Section 5.4.

5.5       Promissory Note Option. The purchase price for all or a portion of the shares of a Deceased Shareholder pursuant to Section 5.4 may be paid by the Company or a Remaining Shareholder, as the case may be and in such purchaser’s sole discretion, using the Promissory Note Option.

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Section 6 - Disability of Shareholder.

6.1       Shareholder Disability. The “disability” of an Insider Shareholder as used in this Agreement shall mean a physical or mental condition that prevents the affected Insider Shareholder (the “Disabled Shareholder”) from performing normal employment duties in a manner reasonably consistent with performance prior to such disability for a period of six (6) months or more as may reasonably be determined by a majority of the Board (excluding, if applicable, the Board member whose disability is being evaluated) upon consultation with a physician or other professional reasonably acceptable to the Board, provided, that if the Company has disability insurance on the Disabled Shareholder, then the definition of “disabled” set forth in such policy shall govern in determining whether an Insider Shareholder is disabled. Upon issuance, copies of any such disability insurance policies may be collectively scheduled and/or attached hereto as Schedule 6.1 without further action on the part of any party hereto. Upon final determination of the disability of an Insider Shareholder, the Company, Remaining Shareholders, Disabled Shareholder, and, if applicable, the legal representative of the Disabled Shareholder, shall provide for the repurchase of such Disabled Shareholder’s shares of Common Stock following the purchase price terms and the procedures set forth in Section 5 with respect to a Deceased Shareholder, except that, as necessary and reasonable in order to give logical effect hereto and thereto:

(a)       references to “life insurance” in Section 5 shall mean “disability insurance” as applied to this Section 6;

(b)       references to “Deceased Shareholder” in Section 5 shall mean “Disabled Shareholder” as applied to this Section 6;

(c)       references to the “estate” of a Deceased Shareholder in Section 5, shall mean the Disabled Shareholder or, if applicable, its legal representative, as applied to this Section 6; and

(d)       to the extent any disability insurance proceeds are paid in periodic payments rather than a lump sum, then the purchase price for the portion of the Common Stock to be purchased with such disability insurance proceeds shall be paid by (i) a promissory note with terms similar to the Promissory Note Option except that the cash payments to the noteholder shall match to the extent practicable the cash proceeds of such disability insurance, or (ii) if possible, assignment of such disability proceeds, at the discretion of the Company.

Section 7 - Divorce of Shareholder.

7.1       Option of Divorced Shareholder. If any Shareholder enters into a final divorce decree or divorce settlement agreement or legal separation (other than a divorce with another Insider Shareholder) (the “Divorced Shareholder”) at any time during the term of this Agreement and the Divorced Shareholder’s former spouse (the “Divorced Shareholder’s Spouse”) receives an ownership interest (directly or indirectly) in the Divorced Shareholder’s Common Stock, then the Divorced Shareholder shall have the right, for sixty (60) days after the date of such divorce, dissolution or separation to purchase said Common Stock ownership interest of the Divorced Shareholder’s Spouse in cash at a price equal to the original purchase price paid to the Company by such Divorced Shareholder.

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7.2       Company and Remaining Shareholder Option; Procedure. To the extent the Divorced Shareholder does not exercise the option set forth in Section 7.1, then first the Company and then the Remaining Shareholders (in each case subject to the Divorced Shareholder’s subsequent right of repurchase set forth in Section 7.6 below) shall have the right but not the obligation to purchase from the Divorced Shareholder’s Spouse all or a portion of interest in the Common Stock owned by the Divorced Shareholder’s Spouse. The procedure of offering such Divorced Shareholder’s shares to the Company and, if applicable the Remaining Shareholders, shall be the same as that set forth in Sections 2.3 (b) and (c), except that:

(a)       The date sixty (60) days after the date of such divorce, dissolution or separation shall commence the Company Option Period, provided that, if the Company does not have notice of such divorce, dissolution or separation, the Company Option Period shall commence upon the date of such notice being received by the Company;

(b)       references to “Offered Common Stock” in Section 2.3 shall mean the Common Stock ownership interest of the Divorced Shareholder’s Spouse when applied to this Section 7.2; and

(c)       references to “non-Transferring Shareholders” in Section 2.3 shall mean the Remaining Shareholders when applied to this Section 7.2.

7.3       Purchase Price. The price for the interest in Common Stock of a Divorced Shareholder’s Spouse pursuant to Section 7.2 shall be equal to the price based on such shares’ pro rata portion of the then-effective Valuation.

7.4       Promissory Note Option. The purchase price for all or a portion of the shares held by a Divorced Shareholder’s Spouse may be paid by the Company or a Remaining Shareholder, as the case may be and in such purchaser’s sole discretion, using the Promissory Note Option provided, that an promissory note may provide for equal monthly amortized payments up to a maximum of one hundred twenty (120) months.

7.5       Spousal Consents. Spousal Consents executed by each Shareholder’s spouse are attached hereto and incorporated herein by reference as Exhibit B. Each Shareholder who is not married as of the Effective Date hereby covenants that, if such Shareholder gets married while such Shareholder owns Common Stock of the Company, such Shareholder will deliver to the Company a Spousal Consent executed by such Shareholder’s spouse within thirty (30) days of such marriage.

7.6       Divorced Shareholder’s Right to Repurchase. For a period of thirty six (36) months after the sale of the Divorced Shareholder’s Common Stock to the Company and/or Remaining Shareholders or the Company, and so long as the Divorced Shareholder remains employed in good standing with the Company, the Divorced Shareholder shall have the right to repurchase the Common Stock purchased from the Divorced Shareholder’s Spouse by the Remaining Shareholders or the Company, as the case may be, at the same purchase price and on the same terms.

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Section 8 - Termination for Cause.

8.1       Terminated Shareholder. Each Insider Shareholder may be removed for Cause (as defined below) upon the unanimous action of the Board. Such removal shall constitute a Trigger Event and the Insider Shareholder so terminated (the “Terminated Shareholder”) shall be forced to sell such Terminated Shareholder’s Common Stock to the Company or to the Remaining Shareholders pursuant to this Agreement. Any such removal and/or termination set forth herein shall be effective immediately upon written notice to the Terminated Shareholder specifying in reasonable detail the reason therefore, provided, that if the reason for termination for Cause is susceptible of cure, the Terminated Shareholder shall have a period of fifteen (15) days after such prior written notice to effect a cure. “Cause” means:

(a)       willful malfeasance by the Terminated Shareholder in connection with the performance of such Terminated Shareholder’s duties under this Agreement or any other agreement with the Company that could in the good faith judgment of the Board excluding, if applicable, the Board member whose termination is being considered) (x) have a material adverse impact on the Company, (y) subject the Company to criminal penalties, or (z) result in the incarceration of any officer, director or employee of the Company;

(b)       the Terminated Shareholder being convicted of, or pleading guilty or nolo contendere to, for a felony or other crime involving theft, fraud or moral turpitude which in the good faith judgment of the Board could have a material adverse impact on the Company; provided that any misdemeanor traffic or driving-related violations or offenses are specifically excluded from this provision;

(c)       conduct by the Terminated Shareholder involving moral turpitude if the Board in good faith reasonably believes such abuse or conduct has or will in the future have a material adverse impact on the Company;

(d)       fraud or embezzlement against the Company by the Terminated Shareholder; or

(e)       the appropriation by the Terminated Shareholder of any material business opportunity which the Remaining Shareholders or the Board in good faith reasonably believes to be a corporate opportunity of the Company.

8.2       Procedure. The procedure of offering such Terminated Shareholder’s shares to the Company and, if applicable the Remaining Shareholders, shall be the same as that set forth in Sections 2.3 (b) and (c), except that:

(a)       the effective date of such termination shall commence the Company Option Period;

(b)       references to “Offered Common Stock” in Section 2.3 shall mean the Common Stock of the Terminated Shareholder when applied to this Section 8.2;

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(c)       references to “non-Transferring Shareholders” in Section 2.3 shall mean the Remaining Shareholders when applied to this Section 8.2.

8.3       Purchase Price. The price for the Common Stock of a Terminated Shareholder shall be equal to (a) the price based on such shares’ pro rata portion of the then-effective Valuation times (b) 0.5.

8.4       Promissory Note Option. The purchase price for all or a portion of the shares of a Terminated Shareholder may be paid by the Company or a Remaining Shareholder, as the case may be and in such purchaser’s sole discretion, using the Promissory Note Option.

8.5       Employment Termination. Upon removal and/or termination of the Terminated Shareholder for Cause, except for any agreement by the Company to repurchase the Terminated Shareholder’s Common Stock in the Company pursuant to Section 8.2, the Company and Remaining Shareholders shall have no further obligations or liabilities under this Agreement or the Terminated Shareholder’s employment except as required by law.

Section 9 - Financial Distress of Shareholder.

9.1       Purchase of Financially Distressed Shareholder’s Common Stock. In the event any Shareholder (the “Financially Distressed Shareholder”) is adjudicated bankrupt (voluntarily or involuntarily), makes an assignment for the benefit of creditors or files a petition seeking to force the involuntary winding up and dissolution of the Company, or if substantially all property of the Shareholder is levied on and sold in a judicial proceeding, then first the Company and then the Remaining Shareholders shall have the right but not the obligation following notice of any such events to purchase all of the Common Stock owned by the Financially Distressed Shareholder. Each Shareholder agrees to give such Shareholder’s best efforts to notify the Remaining Shareholders and the Company of any pending, possible, or probable financial distress at least one hundred eighty (180) days prior to the filing of any bankruptcy, foreclosure proceedings, or other collection actions.

9.2       Procedures. The procedure of offering such Financially-Distressed Shareholder’s shares to the Company and, if applicable the Remaining Shareholders, shall be the same as that set forth in Sections 2.3 (b) and (c), except that:

(a)       the date the Company receives notice pursuant to Section 9.1 shall commence the Company Option Period;

(b)       references to “Offered Common Stock” in Section 2.3 shall mean the Common Stock of the Financially Distressed Shareholder when applied to this Section 9.2; and

(c)       references to “non-Transferring Shareholders” in Section 2.3 shall mean the Remaining Shareholders when applied to this Section 9.2.

9.3       Purchase Price. The price for the Common Stock of a Financially-Distressed Shareholder pursuant shall be equal to the original price paid by such Financially-Distressed Shareholder therefore.

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9.4       Recovery Period. If the Remaining Shareholders or the Company purchase the Financially Distressed Shareholder’s Common Stock pursuant to this Section 9, the Financially Distressed Shareholder shall have the option, if such Shareholder has recovered financially, during the period that ends three (3) years after such Shareholder’s Withdrawal Date, to repurchase such Shareholder’s Common Stock for the same price such Shareholder sold such Shareholder’s Common Stock pursuant to Section 9, which payment shall be made in cash.

Section 10 - General Provisions.

10.1     Amendments. The provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only on the written consent of all parties to this Agreement. The parties shall meet within two (2) years after the Effective Date in order to amend and update this Agreement, provided, that failure to so meet shall not in any way limit or alter the enforceability hereof. Notwithstanding the foregoing, the Company may attach schedules of life insurance policies or disability policies, and copies of such policies, as an exhibit hereto from time to time as provided in this Agreement with out any further consent or action of any party.

10.2     Agreement to Perform Necessary Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

10.3     Successors and Assigns. This Agreement shall be binding on and enforceable by and against the parties to it and their respective heirs, legal representatives, successors, and assigns.

10.4     Severability. All provisions of this Agreement are separate and divisible, and if any part is held invalid, the remaining provisions shall continue in full force and effect.

10.5     Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof or thereof.

10.6     Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

10.7      Notices. All notices, requests, demands, and other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or within 48 hours after mailing if mailed to the party to whom notice is to be given by first-class mail, registered or certified, postage prepaid, and properly addressed to the party.

10.8      Arbitration. Except for a Valuation dispute, which shall be resolved by the specific procedures of Section 1.3, any dispute, controversy, or claim arising out of or related to this Agreement, or the breach hereof, shall be submitted to binding JAMS arbitration in Sacramento, California.

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10.9      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as it is applied to contracts between parties residing in California and to be wholly-performed in California.

10.10    Attorneys Fees. In the event that any litigation or arbitration is commenced in connection with this Agreement, the parties hereby agree that the prevailing party (in the event of a judgment or settlement) shall be entitled to payment by the other party of reasonable attorneys' fees expended in connection therewith.

10.11   Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. A signature delivered by facsimile, scan, photograph or other electronic transmission shall be as binding as delivery of an original signature hereto, provided, that the delivering Party shall, if requested by any Party for any reason, promptly deliver the original signature so transmitted or a separate, original signature, the delivery of which shall not in any way limit the effectiveness of the signature previously electronically delivered.

[remainder of this page intentionally blank – signature page follows]

13

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

SLIDEBELTS INC.

a California corporation

/s/ Brig Taylor
By:	Brig Taylor
Its:	Chief Operating Officer

/s/ Michelle Taylor
By:	Michelle Taylor
Its:	Chief Executive Officer

SHAREHOLDERS:

/s/ Brig Taylor
Brig Taylor

/s/ Michelle Taylor
Michelle Taylor

/s/ Chris Gordon
Chris Gordon

14

Exhibit A

Valuation

(as of July 1, 2014)

$2,233,914.00

BIZ EQUITY®

BizEquity Valuation and Performance Report

SlideBelts, Inc

July 22, 2014

SlideBelts, inc

4970 Robert J. Mathews Parkway,
Suite 160
El Dorado Hills, CA 95762

Contents

Purpose	2
Methodology	2
Your Company Description	4
BizEquity Valuation Scenarios	6
Business Financial Overview	7
Financial Statement Summary	8
Key Performance Indicators	9
Key Performance Indicators and Industry Ratios	12
Next Steps	21

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Purpose

This dynamically driven and customized report was generated to provide the business owner, and entrepreneur or his or her advisor with **general estimates of fair market value and liquidation value under relevant transaction** conditions assumed for the profiled business at a fair price and in real-time. The results presented on page 5 will provide the reader with estimates which reflect both the ***"sale of assets"*** and ***"the sale of equity"*** (on a going concern basis) as well as estimates which reflect the ***liquidation value and the so-called "enterprise value"*** of the subject company.

The four conclusions of value provided are as follows:

- **Asset Value**
- **Equity Value**
- **Enterprise Value**
- **Liquidation Value**

In understanding and interpreting the "value" of a business, **it is important to recognize that there are many different "types" and "levels" of value.** The most common scenario involves the estimation of **"fair market value on a going concern basis"** for the entire company, e.g. a 100% interest in the subject equity **or** assets/enterprise. As per the **International Glossary of Business Valuation Terms,** *Fair Market Value is:*

***Fair Market Value** - the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.*

***Going Concern** - an ongoing operating business enterprise.*

***Liquidation Value** - the net amount that would be realized if the business is terminated and the assets are sold piecemeal. Liquidation can be either "orderly" or "forced."*

When valuing the entire company (100% control interest), it is **necessary to distinguish between the value of "assets" (asset deal) and the value of "equity" (stock deal).**
In practice, owner-operated businesses are either sold on an "asset sale basis" or on a "equity sale basis" with the purchase agreement reflecting the unique aspects of each scenario.

A variety of factors will determine the chosen mode of sale, with buyer and seller negotiating price and an array of other "terms and conditions" including the type of sale.
The **majority of small private firms are sold as asset sales while the majority of middle-market transactions involve the sale of equity.** The "asset sale" value will always differ from the "stock sale" value due to the specific group of assets and liabilities that are included or excluded in each format.

In determining **which estimations of value is of most relevance** to the business owner, the reason behind the valuation will typically address this question. Business brokers hired to assist buyers and owners most commonly value businesses under the "asset sale" scenario through multiples of discretionary earnings while valuations for divorce or estate taxes will be based primarily on the "equity sale" scenario.

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Purpose *continued*

The general differences between the asset and equity transaction structure are:

Asset Sale (Asset Value)
Includes ONLY inventory/supplies, fixed assets and all intangible assets. Excludes all liquid financial assets and all liabilities. Buyer operates from newly formed legal entity.

Equity Sale (Equity Value)
Includes the assets listed above PLUS liquid financial assets LESS all liabilities (ST/LT). Involves the full transfer of the legal entity including all account balances and current tax attributes.

Naturally, the **"value" associated with these two distinct transactions can be substantially different.**
In practical terms,

"The seller keeps the cash and receivables but delivers the business free and clear of all debt" in the asset sale paradigm."

"In an equity sale, the buyer is acquiring ALL of the assets and liabilities, on and off the balance sheet."

In the "real world", **there are many variations on these basic structures,** e.g. an asset sale might include accounts receivable or an equity sale might exclude long term debt, etc. The values provided in this report are stated in terms of the baseline case as defined above. ***They are both "fair market value on a going concern basis" estimates, but one reflects the asset sale and one reflects the equity sale.***

Enterprise Value

In middle-market transactions, it is also helpful to **distinguish between "equity value" and "enterprise value".** Enterprise value is a reflection of the firm's value as a functioning entity and it is helpful in that it facilitates the comparison of companies with varying levels of debt.

Which Business Value Conclusion is Most Important?

The answer to this question depends chiefly upon the purpose for the valuation engagement. If you are negotiating the sale/purchase of a business via an asset sale, then it is the asset value which is most relevant. If you are filing an estate/gift tax return, it is the equity value which is most important. When evaluating middle-market companies for M&A purposes, both equity and enterprise value will be useful. If your business is rapidly deteriorating and you are contemplating a reorganization, then liquidation value may be of most relevance.

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Financial Statement Summary

In order to better understand your company's financial performance, we have prepared basic financial statements (income statement and balance sheet) for your review and comparison to industry benchmarks.

Note that your firm's "net worth" or "owner's equity" can be calculated by subtracting total liabilities from total assets. In terms of the valuation outcomes for your firm, key factors include size, profitability and growth - all of which can be gleaned from multiple years of financial data.

Income	2014	2013	2012
Revenue	$2,000,000	$511,117	N/A
Pretax Income	$200,000	$101,211	N/A
Interest Expense	N/A	$6,885	N/A
Officer Compensation	$80,000	$40,000	N/A
Non-Cash Expenses	N/A	N/A	N/A
One-Time Expenses	N/A	N/A	N/A
One-Time Revenues	N/A	N/A	N/A
Assets	**2014**	**2013**	**2012**
Cash	$100,000	$62,274	N/A
Account Receivables	$6,000	$2,196	N/A
Inventory	$200,000	$267,842	N/A
Other Current Assets	N/A	N/A	N/A
Fixed Assets	$30,000	$11,172	N/A
Intangible Assets	N/A	N/A	N/A
Liabilities	**2014**	**2013**	**2012**
Accounts Payables	$100,000	$176,715	N/A
Other Current Liabilities	$150,000	$33,000	N/A
Long-Term Debt	$250,000	$0	N/A
Contingent Liabilities	N/A	N/A	N/A

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Key Performance Indicators

In order to better understand your company's operations, we have calculated a variety of Key Performance Indicators (KPI's) for your review and comparison to industry benchmarks. In terms of valuation outcomes for your firm, key factors include size, profitability and growth. The following chart and graph document trends in key metrics such as cash flow and total debt in comparison to annual revenues.

	Under-Performing	Average	Out-Performing
Cash Flow/Revenue	X		
Cash/Revenue			X
Receivables (Conversion)			X
Inventory/Revenue			X
Fixed Assets/Revenue	X		
Total Debt/Revenue	X		

The financial metrics compared to revenues chart is not available.Please provide more than one year of revenue, account receivables, or inventory information to view this chart.

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Key Performance Indicators *continued*

This chart shows you Pretax Income in comparison to Revenues to your key financial items.

	Under-Performing	Average	Out-Performing
Receivables/Pretax Income			X
Inventory/Pretax Income	X		
Fixed Assets/Pretax Income	X		
Total Debt/Pretax Income	X		

The financial metrics compared to to pretax income chart is not available. Please provide more than one year of Pretax Income, Account Receivables, Inventory, Fixed Assets or Total Debt information to view this chart

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Key Performance Indicators *continued*

With this chart, you can get an indication of the growth trends of the important drivers of the valuation of your business

The growth trend chart that would give an indication of the growth trends of the important drivers of the valuation is not available. Please provide more than one year of Pretax Income, Revenue, or Account Receivable information to view this chart

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Key Performance Indicators (KPI's) and Industry ratios *continued*

Return On Equity

What does it mean?
This is the amount of net income generated as a percentage of shareholder's equity. Return on Equity (ROE) measures a company's profitability by depicting how much profit a company generates with money shareholder's have invested.

Why should it Matter?
ROE is a universal and very useful measure to compare a company's profitability to that of its peers in the same industry. High growth companies tend to have a high ROE.

Give me an Example
If an E-Commerce company has an ROE of 0.48 this means, it generated 48 cents in net income for every $1 the shareholder had invested.

ROE	Compares profitability to the equity value of a company. Indicative of the strength of the business model			
Year	Percentage	Under-Performing	Average	Out-Performing
2014	-122%	X		
2013	76%	X		
2012	N/A			

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Key Performance Indicators (KPI's) and Industry ratios *continued*

Debt/Equity

What does it mean?
This solvency ratio is a function of the firm's "capital structure" (all assets must be financed by either debt or equity) and provides a measure of the company's financial leverage. It often takes into account the total liabilities of the company while some versions include only long term debt. It indicates the proportion of equity (owner investments and retained profits) and liabilities the company is using to finance its asset base.

Why should it Matter?
A higher ratio generally means that the company has been aggressive to finance its growth with debt and the creditors are assuming a higher risk. A lower ratio generally indicates that the company is "safer" (better equipped to withstand an economic downturn) due to lower mandatory principal and interest payments, but it may also suggest an overly cautious ownership. Capital intensive industries tend to have a higher debt to equity ratio than others.

Give me an Example
If a machinery manufacturer has a ratio of 2.8 times, this means that for every $1 invested by the shareholders the company owes $2.8 to its creditors receivables. If the firm's credit terms are "net 30 days", this would be considered a positive result.

Debt/Equity	Shows the extent of the debt load, in comparison to a company's equity value.			
Year	Percentage	Under-Performing	Average	Out-Performing
2014	-305%			X
2013	157%			X
2012	N/A			

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Key Performance Indicators (KPI's) and Industry ratios *continued*

Cash/Debt Ratio

What does it mean?
This solvency ratio compares a company's operating cash balance to its total debt. This ratio provides an indication of the company's ability to cover total debt (ST and LT) with its operating cash holdings.

Why should it Matter?
A higher percentage ratio indicates that the company is better equipped to carry and service its total debt. A high ratio may also indicate "excess cash" or "excess net working capital" which could be returned to the shareholders or invested into new equipment or other avenues for expansion. A low ratio could signal future difficulties in servicing debt or even meeting payroll or vendor obligations.

Give me an Example
If a furniture store has a ratio of 74% this means that for every $1 of debt, it has 74 cents in liquid holdings which could be used to service this debt.

Cash/Debt	Shows the ability to pay off existing debts.			
Year	Percentage	Under-Performing	Average	Out-Performing
2014	20%	X		
2013	30%	X		
2012	N/A			

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Key Performance Indicators (KPI's) and Industry ratios *continued*

PreTax Income/Revenue

What does it mean?
This "pretax" profitability ratio known as "return on sales" indicates the relative profit margin of the company for each dollar of sales.

Why should it Matter?
Similar to the return on equity ratio, a higher percentage ratio indicates a higher rate of relative profitability. Unlike the return on equity ratio, this measure is "pretax" in nature and is not affected by the actual tax burden. Higher gross profits and lower operating expenses coupled with higher revenues will bolster this important metric, which can be compared both over time and against the industry peer group.

Give me an Example
If a convenience store has a percentage ratio of 17%, this means that for every $1 of revenue it has a pretax income of 17 cents.

Pretax Income/Revenue	A rising percentage will often lead to a higher valuation.			
Year	Percentage	Under-Performing	Average	Out-Performing
2014	10%			X
2013	20%			X
2012	N/A			

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Exhibit B

Spousal Consents

[attached]

Spousal Consent to Buy-Sell Agreement

of

SLIDEBELTS INC.

The undersigned individual is the spouse of Brig Taylor. Such individual acknowledges that such individual has read the Buy-Sell Agreement (the “Agreement”), dated July 1, 2014, by and among Brig Taylor, Michelle Taylor and Chris Gordon (each, a “Shareholder”, and collectively the “Shareholders”) and Slidebelts Inc., a California corporation (the “Company”), and clearly understands its provisions.

The undersigned is aware that, by the provisions of the Agreement, such individual and such individual’s spouse have agreed to own and/or sell all their Common Stock in the Company, including any community property interest, in accordance with the terms and provisions of the Buy-Sell Agreement. The undersigned hereby expressly approves of and agrees to be bound by the provisions of the Buy-Sell Agreement in its entirety, including, but not limited to, those provisions relating to the sales and transfers of the Common Stock in the Company in the event of a divorce of any Shareholder.

If the undersigned predeceases the undersigned’s spouse when such spouse owns any Common Stock in the Company, the undersigned hereby agrees not to devise or bequeath any community property interest the undersigned may have in any Common Stock in the Company in contravention of the Buy-Sell Agreement.

/s/ Michelle Taylor	(Signature)	Date:	7/11/2014
Michelle Taylor

Spousal Consent to Buy-Sell Agreement

of

SLIDEBELTS INC.

The undersigned individual is the spouse of Michelle Taylor. Such individual acknowledges that such individual has read the Buy-Sell Agreement (the “Agreement”), dated July 1, 2014, by and among Brig Taylor, Michelle Taylor and Chris Gordon (each, a “Shareholder”, and collectively the “Shareholders”) and Slidebelts Inc., a California corporation (the “Company”), and clearly understands its provisions.

The undersigned is aware that, by the provisions of the Agreement, such individual and such individual’s spouse have agreed to own and/or sell all their Common Stock in the Company, including any community property interest, in accordance with the terms and provisions of the Buy-Sell Agreement. The undersigned hereby expressly approves of and agrees to be bound by the provisions of the Buy-Sell Agreement in its entirety, including, but not limited to, those provisions relating to the sales and transfers of the Common Stock in the Company in the event of a divorce of any Shareholder.

If the undersigned predeceases the undersigned’s spouse when such spouse owns any Common Stock in the Company, the undersigned hereby agrees not to devise or bequeath any community property interest the undersigned may have in any Common Stock in the Company in contravention of the Buy-Sell Agreement.

/s/ Brig Taylor	(Signature)	Date:	7/11/2014
Brig Taylor

Spousal Consent to Buy-Sell Agreement

of

SLIDEBELTS INC.

The undersigned individual is the spouse of Chris Gordon. Such individual acknowledges that such individual has read the Buy-Sell Agreement (the “Agreement”), dated July 1, 2014, by and among Brig Taylor, Michelle Taylor and Chris Gordon (each, a “Shareholder”, and collectively the “Shareholders”) and Slidebelts Inc., a California corporation (the “Company”), and clearly understands its provisions.

The undersigned is aware that, by the provisions of the Agreement, such individual and such individual’s spouse have agreed to own and/or sell all their Common Stock in the Company, including any community property interest, in accordance with the terms and provisions of the Buy-Sell Agreement. The undersigned hereby expressly approves of and agrees to be bound by the provisions of the Buy-Sell Agreement in its entirety, including, but not limited to, those provisions relating to the sales and transfers of the Common Stock in the Company in the event of a divorce of any Shareholder.

If the undersigned predeceases the undersigned’s spouse when such spouse owns any Common Stock in the Company, the undersigned hereby agrees not to devise or bequeath any community property interest the undersigned may have in any Common Stock in the Company in contravention of the Buy-Sell Agreement.

/s/ Carrie Gordon	(Signature)	Date:	07/13/2014
Carrie Gordon
(print name)

Schedule 5.1 – Life Insurance

Schedule 5.2 – Disability Insurance